CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,188,000	$479.94

Pricing supplement no. 1669 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 192-A-III dated March 10, 2011	Registration Statement No. 333-155535 Dated September 30, 2011 Rule 424(b)(2)

Structured Investments	$4,188,000 10.00% per annum Single Observation Callable Yield Notes due January 8, 2013 Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

General

  The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of either the S&P 500® Index or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that the notes may be called and the investors will receive less interest if the notes are called and the risk that, if the notes are not called, they may lose some or all of their principal at maturity.
  The notes will pay 10.00% per annum interest over the term of the notes, assuming no Optional Call. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than the Protection Amount. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The notes may be called, in whole but not in part, at our option on any of the Optional Call Dates set forth below. If the notes are called pursuant to an Optional Call, payment on the Optional Call Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing January 8, 2013*
  The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
  Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
  The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms — Payment at Maturity” and “Key Terms — Trigger Event,” to the extent they differ or conflict with those set forth in the accompanying product supplement no. 192-A-III, supersede the terms set forth in product supplement no. 192-A-III. Please refer to “Supplemental Terms of the Notes” in this pricing supplement for more information.

Key Terms

Underlyings:	The S&P 500® Index and the Russell 2000® Index (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:	10.00% per annum over the term of the notes, assuming no Optional Call, paid monthly and calculated on a 30/360 basis
The notes may be called, in whole but not in part, at our option (such an event, an “Optional Call”) on any of the Optional Call Dates set forth below.
Protection Amount:

With respect to the S&P 500® Index, 282.855, which is equal to 25.00% of the Starting Underlying Level of the S&P 500® Index. With respect to the Russell 2000® Index, 161.04, which is equal to 25.00% of the Starting Underlying Level of the Russell 2000® Index.

Pricing Date:	September 30, 2011
Settlement Date:	On or about October 7, 2011
Observation Date*:	December 31, 2012
Maturity Date*:	January 8, 2013
CUSIP:	48125XU61
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 7th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Optional Call Date, as applicable (each such day, an “Interest Payment Date”), commencing November 7, 2011. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

If the notes are not called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying. If the notes are not called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless a Trigger Event has occurred.

If the notes are not called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Underlying Return)
You will lose some or all of your principal at maturity if the notes are not called and if a Trigger Event has occurred.
Trigger Event:	A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows:
Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Optional Call:

We, at our election, may call the notes, in whole but not in part, on any of the Optional Call Dates prior to the Maturity Date at a price for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid interest to but excluding the applicable Optional Call Date. If we intend to call your notes, we will deliver notice to DTC at least five business days before the applicable Optional Call Date.

Optional Call Dates*:	January 9, 2012, April 9, 2012, July 9, 2012 and October 9, 2012
Other Key Terms:	See “Additional Key Terms” on the next page.
*	Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Payment upon Optional Call” and “Description of Notes — Postponement of a Determination Date — Notes with a maturity of more than one year,” as applicable, in the accompanying product supplement no. 192-A-III

Investing in the Single Observation Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 192-A-III and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$25.57	$974.43
Total	$4,188,000	$107,100.14	$4,080,899.86
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $25.57 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $15.00 per $1,000 principal amount note. The concessions of $15.00 per $1,000 principal amount note include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-95 of the accompanying product supplement no. 192-A-III.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 30, 2011

 Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 192-A-III dated March 10, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the amended and restated term sheet related hereto dated September 20, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 192-A-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 192-A-III dated March 10, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211001693/e42021_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to each Underlying, the closing level of such Underlying on the Pricing Date, which was 1131.42 for the S&P 500® Index and 644.16 for the Russell 2000® Index
Ending Underlying Level:	With respect to each Underlying, the closing level of such Underlying on the Observation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the S&P 500® Index and the Underlying Return of the Russell 2000® Index

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, the concept of a “Monitoring Period,” as described in the accompanying product supplement no. 192-A-III, is not applicable. Instead, whether a Trigger Event has occurred and your payment, at maturity, if any, will depend on the closing level of each Underlying on a single day (the Observation Date) only, which we also refer to as the Ending Underlying Level. See “Key Terms — Payment at Maturity” and “Key Terms — Trigger Event” in this pricing supplement for more information. Accordingly, you should disregard the definition for the “Monitoring Period” in the accompanying product supplement no. 192-A-III, and you should deem references in the accompanying product supplement no. 192-A-III to (i) “the Monitoring Period” to be “the Observation Date,” and (ii) “on any day during the Monitoring Period” or “during the Monitoring Period” to be “on the Observation Date.”

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at a rate of 10.00% per annum over the term of the notes, assuming no Optional Call, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 10.00% per annum over the term of the notes, assuming no Optional Call. Interest will be payable monthly in arrears on the 7th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Optional Call Date, as applicable (each such day, an “Interest Payment Date”), commencing November 7, 2011. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the relevant Interest Payment Date or the applicable Optional Call Date, as applicable. If an Interest Payment Date or Optional Call Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for January 2012 (which is also an Optional Call Date) is January 7, 2012, but because January 7, 2012 is a Saturday, payment of interest with respect to that Interest Payment Date will be made on January 9, 2012, the next succeeding business day.
  POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL CALL FEATURE — If the notes are called pursuant to an Optional Call, on the applicable Optional Call Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT CALLED — If the notes are not called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount. However, if the notes are not called and a Trigger Event has occurred, you could lose the entire principal amount of your notes.

JPMorgan Structured Investments —	PS-1
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

  EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the S&P 500® Index or the Russell 2000® Index.

  The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “The S&P 500® Index” in the accompanying product supplement no. 192-A-III.

  The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “The Russell 2000® Index” in the accompanying product supplement no. 192-A-III.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 192-A-III. By purchasing the notes you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat (i) the notes for U.S. federal income tax purposes as units comprising: (x) a Put Option written by you that is terminated if an Optional Call occurs and that, if not terminated, in circumstances where the payment at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option and (ii) 10.60% of each interest payment as interest on the Deposit and the remainder as Put Premium. We will follow this approach in determining our information reporting responsibilities, if any. Assuming the treatment and allocation described above are respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Optional Call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any equity security included in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 192-A-III dated March 10, 2011.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. If the notes are not called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying. Accordingly, you could lose up to the entire principal amount of your notes.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Optional Call Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, we are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

JPMorgan Structured Investments —	PS-2
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Optional Call Date plus any accrued and unpaid interest, regardless of the appreciation in the value of either Underlying, which maybe significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.
  YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.
  YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes are not called and a Trigger Event occurs, you will lose some or all of your investment in the notes. This will be true even if the Ending Underlying Level of one of the Underlyings is greater than or equal to its Starting Underlying Level. The two Underlyings’ respective performances may not be correlated and, as a result, if the notes are not called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities during the term of the notes.
  THE OPTIONAL CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT— Upon an Optional Call, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.
  REINVESTMENT RISK — If your notes are called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Optional Call Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are called prior to the Maturity Date.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon a call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not called, we will pay you your principal back at maturity only if the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level by more than the applicable Protection Amount. If the notes are not called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.
  VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the Ending Underlying Level of such Underlying could be less than its Starting Underlying Level by more than the applicable Protection Amount. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level of an Underlying could fall sharply on the Observation Date, which could result in a significant loss of principal.
  AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Underlyings would have.

JPMorgan Structured Investments —	PS-3
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

  HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including the equity securities included in the Underlyings. We or our affiliates may also trade in the equity securities included in the Underlyings from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an Optional Call or our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the levels of the Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    whether a Trigger Event is expected to occur;
    the interest rate on the notes;
    the actual and expected volatility of the Underlyings;
    the time to maturity of the notes;
    the Optional Call feature and whether we are expected to call the notes, which are likely to limit the value of the notes;
    the dividend rates on the equity securities included in the Underlyings;
    the expected positive or negative correlation between the S&P 500® Index and the Russell 2000® Index, or the expected absence of any such correlation;
    interest and yield rates in the market generally as well as in the markets of the equity securities included in the Underlyings;
    a variety of economic, financial, political, regulatory and judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	PS-4
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 6, 2006 through September 30, 2011. The closing level of the S&P 500® Index on September 30, 2011 was 1131.42. The closing level of the Russell 2000® Index on September 30, 2011 was 644.16.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Underlying on the Observation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

JPMorgan Structured Investments —	PS-5
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity plus the interest payments received over the term of the notes per $1,000 principal amount note to $1,000. The table and examples below assume that the notes are not called prior to maturity and that the Lesser Performing Underlying is the S&P 500® Index. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity. In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 1150 and reflect the Interest Rate of 10.00% per annumover the term of the notes and the Protection Amount of 25.00%. In addition, if the notes are called prior to maturity, your note total return and total payment may be less than the amounts indicated below. The hypothetical note total returns and total payments set forth below are for illustrative purposes only and may not be the actual note total returns or total payments applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Trigger Event Has Not Occurred (1)		Trigger Event Has Occurred (1)

Ending Underlying Level	Lesser Performing Underlying Return	Note Total Return	Total Payments over the Term of the Notes	Note Total Return	Total Payments over the Term of the Notes

2070.000	80.00%	12.50%	$1,125.00	N/A	N/A
1897.500	65.00%	12.50%	$1,125.00	N/A	N/A
1725.000	50.00%	12.50%	$1,125.00	N/A	N/A
1610.000	40.00%	12.50%	$1,125.00	N/A	N/A
1495.000	30.00%	12.50%	$1,125.00	N/A	N/A
1380.000	20.00%	12.50%	$1,125.00	N/A	N/A
1265.000	10.00%	12.50%	$1,125.00	N/A	N/A
1207.500	5.00%	12.50%	$1,125.00	N/A	N/A
1150.000	0.00%	12.50%	$1,125.00	N/A	N/A
1092.500	-5.00%	12.50%	$1,125.00	N/A	N/A
1035.000	-10.00%	12.50%	$1,125.00	N/A	N/A
920.000	-20.00%	12.50%	$1,125.00	N/A	N/A
862.500	-25.00%	12.50%	$1,125.00	N/A	N/A
862.385	-25.01%	N/A	N/A	-12.51%	$874.90
805.000	-30.00%	N/A	N/A	-17.50%	$825.00
690.000	-40.00%	N/A	N/A	-27.50%	$725.00
575.000	-50.00%	N/A	N/A	-37.50%	$625.00
460.000	-60.00%	N/A	N/A	-47.50%	$525.00
345.000	-70.00%	N/A	N/A	-57.50%	$425.00
230.000	-80.00%	N/A	N/A	-67.50%	$325.00
115.000	-90.00%	N/A	N/A	-77.50%	$225.00
0.000	-100.00%	N/A	N/A	-87.50%	$125.00

(1) A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying by more than 25.00%.

The following examples illustrate how the note total returns and total payments set forth in the table above are calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1150 to an Ending Underlying Level of 1207.50 — a Trigger Event has not occurred. Because the notes are not called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,125 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $125 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1150 to an Ending Underlying Level of 920 — a Trigger Event has not occurred. Because the notes are not called prior to maturity and a Trigger Event has not occurred, even though the Ending Underlying Level of the Lesser Performing Underlying of 920 is less than its Starting Underlying Level of 1150, the investor receives total payments of $1,125 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $125 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments —	PS-6
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Example 3: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1150 to an Ending Underlying Level of 690 — a Trigger Event has occurred. Because the notes are not called prior to maturity and a Trigger Event has occurred, the investor receives total payments of $725 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $125 per $1,000 principal amount note over the term of the notes and a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -40%)] + $125 = $725

Example 4: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1150 to an Ending Underlying Level of 0 — a Trigger Event has occurred. Because the notes are not called prior to maturity and a Trigger Event has occurred, the investor receives total payments of $125 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $125 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $125 = $125

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the fifth business day following the expected Pricing Date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the Pricing Date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

JPMorgan Structured Investments —	PS-7
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index